Exhibit 99.2

Final Transcript

Conference Call Transcript

BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Mar. 03. 2010 / 8:00AM ET

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP, Strategic Planning, IR

 Steve Fishman
 Big Lots, Inc. - Chairman, CEO

 Joe Cooper
 Big Lots, Inc. - SVP, CFO

 Chuck Haubiel
 Big Lots, Inc. - SVP, General Counsel

CONFERENCE CALL PARTICIPANTS

 David Mann
 Johnson Rice - Analyst

 Dan Wewer
 Raymond James - Analyst

 Charles Grom
 JPMorgan - Analyst

 Jeff Stein
 Soleil Securities - Analyst

 Meredith Adler
 Barclays Capital - Analyst

 Patrick McKeever
 MKM Partners - Analyst

 Laura Champine
 Cowen & Co. - Analyst

 Ronald Bookbinder
 Global Hunter Securities - Analyst

 Anthony Lebiedzinski
 Sidoti & Co. - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Big Lots fourth quarter 2009 teleconference. This call is being recorded. During the session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions) At this time I would like to introduce today's first speaker Vice President of Strategic Planning and Investor Relations, Tim Johnson.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Thanks Joseph and thank you, everyone, for joining us for a fourth quarter conference call. With me here in Columbus today are Steve Fishman our Chairman and CEO; Joe Cooper, Senior Vice President and Chief Financial Officer; and Chuck Haubiel, Senior Vice President, Real Estate, Legal and General Counsel.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to a our Safe Harbor provisions as stated in our press release and in our SEC filings and that actual results can differ materially from those described in our forward-looking statements. As discussed in this morning's press release, our Q4 results contain one item and fiscal 2009 results contain two items in continuing operations that we believe are not directly related to the Company's ongoing operations. Accordingly we have provided a non-GAAP reconciliation for both the fourth quarter and the full year of fiscal 2009 and those schedules are attached to today's press release. We prefer to focus on the ongoing operations of the business, so the balance of our prepared comments will be based on non-GAAP results from continuing operations. With that I will turn it over to Steve.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thanks T.J. and good morning everyone.

From the merchants, to the stores, to the marketing programs, to the distribution centers that deliver the goods, Q4 was a wonderful example of solid execution of a plan that was months in the making. From a sales perspective, two observations were very clear to us. First, the customer returned and was in the mood to shop this Christmas season and second, if you provide great value and newness in your merchandise offering, the customer will absolutely respond and reward you at the register. This was very clear in Q4 as our comps increased 5% with all major merchandise divisions in all regions of the country performing well and exceeding their plans.

In terms of merchandising, the strength was broad-based with Furniture, Home and Hardlines leading the way with comps up in the high single digits, followed by Seasonal, Toys, and Consumables comping up in the low to mid-singles.

We were very encouraged by the accelerating trends in Furniture in Q4 as new items and new styles in Upholstery and Case goods were well received by the customer. Additionally, our Mattress business got healthy in Q4 and comped up in line with the rest of the division.

For the second consecutive quarter, Home was a leading category in the store. Newness and better quality goods were again a successful formula. Real good closeout deals from new vendors and better brands resonated with the consumer.

In Hardlines it was all about our Electronics business which comped up in the 20s in Q4. The chainwide rollout of our video game software program exceeded our expectations and the availability of DVDs, digital cameras, MP3 players and accessories helped drive results. Electronics vendors in particular are getting more and more comfortable selling to us and are repeatedly surprised by how much volume we bring to them as a new customer.

Seasonal and Toys each performed well and were important to our Q4 success. Combined, these areas can be upwards of 25% to 30% of our business in any given week in November and December.In Seasonal, the customer responded to the extreme value we offered in Lighting and Trees. Interesting to note here that items with higher average item retail and higher perceived value did very well, which is an encouraging sign when we look forward to Spring and our opportunities in Lawn and Garden. The shift towards a more branded assortment in Toys also helped drive positive Q4 comps. More branded goods, new vendors and deeper relationships with existing vendors are all trends we anticipate continuing into 2010.

Our Consumables business comped up in the low single digits. Our vendor relationships are stronger and deeper and the availability of excess merchandise continues to be more than enough for us to successfully manage this business.

So broad based performance across most areas of the stores and our buying teams managed their businesses really well in Q4 as inventories finished the quarter down 2% per store last year.

From a Stores perspective, it was the best executed holiday season I have seen from this business. The talent we have added to the team along with our Ready for Business initiatives have improved the shopability of our stores and hopefully left a more favorable impression of Big Lots to encourage more frequent future visits from our customers.

In terms of Marketing, the Buzz Club Rewards program exceeded our expectations and as of last week, we have over 1.4 million members. There were trends at the store level that suggest Rewards can be a basket driver as Rewards customers spend nearly double what the average customer spends. But also we are learning that Rewards can be a transaction driver which I'll touch on later.

In summary, Q4 surpassed even our highest expectations as operating profit dollars increased 30% compared to last year. We generated record EPS that were up 31% to last year's record performance, and we managed our business very prudently and ended the year with over $280 million of cash and no debt.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

Now Joe is going to give you some details on the quarter and our expectations for 2010. Joe?

Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks Steve and good morning everyone. Sales for the fourth quarter were $1.463 billion a 7.0% increase compared to $1.367 billion for the fourth quarter of last year. The increase was driven by a comparable store sales increase of 5.1%, strong sales from our non-comp or newer stores along with a slight increase in our average store count in Q4. We estimate that our comps for Q4 benefited by approximately 1% from one additional shopping day between Thanksgiving and Christmas. Our Q4 comps of 5.1% exceeded our most recent guidance which called for comps of 3.5% to 4.5% thanks to a better than expected performance in January.

For the fourth quarter, our operating profit dollars increased $40.3 million or 30% to last year. This increase was driven by the 7% increase in total sales along with an expansion of our operating profit rate by 220 basis points to 11.9% of sales.

Our Q4 gross margin rate was 41.3% or 90 basis points above last year. The increase to last year was due to favorable initial markup on goods sold, lower import freight costs, and a lower shrink accrual rate partially offset by an increase in domestic freight costs resulting from the higher price of diesel fuel compared to last year.

Total SG&A dollars including depreciation were $431.3 million. The fourth quarter SG&A rate of 29.5% was 120 basis points below last year. We generated leverage in store payroll through better hours allocation and our initiatives in transportation drove dollar reductions that were only partially offset by higher fuel costs.

Advertising expenses were below last year benefiting from lower costs in the marketplace, and we were able to lower our ad circular costs by reducing some of our print distribution. Utilities and Depreciation were again below last year levels, and we benefited from the leveraging impact that a 5.1% comp has on Occupancy costs and Insurance. All of this leverage was partially offset by the accelerated vesting of restricted stock grants based on our performance for fiscal 2009.

Net interest expense was $0.4 million for the quarter compared to $1.1 million last year with the improvement a result of the cash generated by the business over the last 12 months, partially offset by higher amortization expense related to our new bank facility issuance costs.

Our tax rate for the fourth quarter of fiscal 2009 was 37.3% compared to last year's rate of 38.1%. The tax rate difference is principally attributable to a valuation adjustment in the fourth quarter of fiscal 2009 related to assets held for our non-qualified deferred compensation plan.

In total for the fourth quarter of fiscal 2009, we reported income from continuing operations of $108.6 million or $1.31 per diluted share, compared to income from continuing operations of $81.8 million or $1.00 per diluted share a year ago.

Our earnings of $1.31 per diluted share were better than our previously communicated guidance which called for earnings of $1.19 to $1.24 per diluted share. Comparing to the high end of of our guidance, approximately $0.02 of the beat came from better than expected January sales, $0.02 came from a better than expected gross margin rate, $0.02 came from lower SG&A as we did not incur a pension settlement charge that was contemplated in our guidance and also there was only minimal flex on the upside sales to our comp guidance. Finally, approximately $0.01 came from a lower than anticipated tax rate.

Turning to the balance sheet, Inventory ended the fourth quarter of fiscal 2009 at $731 million compared to $737 million last year. This represents a 2% decrease per store. For the year, we achieved record inventory turnover of 3.7 times compared to 3.6 times last year.

Cash flow, which we define as cash provided from operating activities less cash used in investing activities, increased by $32 million for the fourth quarter of fiscal 2009 compared to last year. Cash flow for the full year was $314 million which was above our guidance of $215 million due to higher net income, lower inventory levels and better AP leverage, with the largest portion of the increase coming from AP leverage. We ended the quarter with cash and cash equivalents of $284 million and no borrowings under our credit facility compared to cash and cash equivalents of $35 million and borrowings under our credit facility of $62 million last year.

During the fourth quarter, there was no opportunistic share repurchase activity conducted under the $150 million share repurchase program which was approved by our Board of Directors in December.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

For the fourth quarter, capital expenditures totaled $16.8 million, compared to $13.2 million last year. The increase to the prior year is primarily attributable to more new store construction activity than last year and higher SAP spending year-over-year. Our fourth quarter investment in SAP related to the finance/wholesale systems that went live last month and the continued development work on the merchandising module. Depreciation expense for the quarter was $18.6 million, or $1.2 million lower than last year.

Moving on to 2010 and guidance, overall, we are planning 2010 EPS to be in the range of $2.65 to $2.75 per diluted share, compared to 2009's income from continuing operations of $2.37 per diluted share. Our 2010 plan calls for a comparable store sales increase of 3% to 4% and a total sales dollar increase in the range of 5% to 6% compared to fiscal 2009.

At this level of sales, we are estimating a 10% to 14% increase in operating profit dollars. We anticipate our operating profit rate to be in the range of 7.0% to 7.2%, or 30 to 50 basis points higher than fiscal 2009 with the expansion coming from a lower expense rate. Our gross margin rate for 2010 is expected to be similar to 2009 as solid initial markup, favorable shrink experience, and disciplined inventory management resulting in a slightly lower markdown rate are expected to be offset by higher freight costs, both domestic and import.

As many of you know, there's been a tremendous amount of progress on the cost structure of the last several years. The important takeaway from today's call should be that we are not finished. Our improved business processes combined with 2010 initiatives, give us the confidence in this year's plan which begins to leverage expenses at approximately a flat comp. Additionally, for many of these same reasons we believe SG&A leverage is possible for the next couple of years as Steve will touch on shortly. Our forecasted 2010 expense leverage of 30 to 50 basis points is expected to come from several different sources.

We have initiatives to lower cost in Advertising, Utilities and Insurance. In terms of Advertising, you willrecall we have tested and executed reductions in the distribution of print advertising and these changes began back in the fall of 2009. We believe more opportunities exist to reduce the amount of print distribution per circular, and we'll continue to test in 2010. Additionally we anticipate that the print advertising cost will be very competitive and rate decreases are possible.

Next in terms of utilities, we've decided to make a sizable investment in energy management systems or EMS in 2010. This is another example of an initiative that we've tested over time and have determined it's a good use of capital. Stores with EMS have been averaging in the neighborhood of a 15% reduction in utility costs. Today, we have approximately 450 stores with EMS and throughout 2010 we'll be investing a little over $10 million to reach an additional 700 stores.

Another area where we anticipate better cost control is the area of Insurance. You willrecall that in fiscal 2007 we changed healthcare administrators while improving our plan for associates and lowering our overall costs. Towards the end of 2009 with the help of outside expertise, we completed a dependent eligibility audit and review of our healthcare plan with the goal of making sure we are delivering competitive benefits while also controlling costs. All indications are that our new program is very competitive in the marketplace and remains a good recruiting tool to attract new talent to the organization.

When we look at Stores, along with Distribution and Transportation costs, we also expected to generate leverage as dollar growth in these areas is forecasted to be at a slower rate than our anticipated sales growth. In terms of stores, we'll continue to pay for performance and merit increases will occur this year like they have every other year. We continue to see opportunities to improve productivity as inventory per store is expected to remain relatively flat or down slightly year-over-year. Our labor scheduling efficiency is getting better and our investment in talent should begin to pay dividends in 2010.

Distribution and transportation costs are forecasted to leverage in 2010 as well. You will recall that in Q3 of 2009 we closed our West Coast furniture facility and mid-year 2009 we entered into new dedicated fleet contracts which lowered our costs and will benefit the first half of 2010. Additionally, higher DC productivity and better inventory flow continues to help partially offset the normal wage and merit pressures we incur each year.

So clearly there are a number of different sources of expense leverage being executed in 2010. However, there will be areas of the business where costs will increase and deleverage ... areas like Occupancy and new store preopening costs, Depreciation, and equity related expenses.

In terms of Occupancy, we expect only slight deleverage as we open more new stores and stores in better demographic locations which require a higher rent. New stores are the best investment we can make with our cash and over the initial lease term, which is typically between five and seven years. We are satisfied with the expected return and believe it exceeds our cost of capital. However, our new stores tend to open at below market productivity which can initially cause deleverage. This is included in the model we are providing.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

Depreciation expense is forecasted to grow in 2010 primarily as a result of the increasing amount of net store growth and the successful "go live" last month of our SAP implementation of new finance and wholesale systems.

Finally, equity related expenses will deleverage given our current share price which is up significantly to last year and the completion of the accelerated vesting of restricted stock grants based on our 2009 profit performance.

Filling out the rest of the P&L for 2010, net interest income is estimated to be essentially flat, and the effective income tax rate is planned to be in the neighborhood of 38.0% to 39.0%.

For the year, capital expenditures are expected to be approximately $115 million. Maintenance capital is estimated about $35 million to $40 million which covers our stores, DCs, and the general office. From a real estate perspective, new store capital is estimated at approximately $35 million to $40 million to cover opening 80 new stores. Investments in certain other strategic initiatives will represent approximately $40 million of CapEx in 2010. These dollars will be focused on our SAP implementation, retrofitting and refreshing a portion of our store base, and our move forward to increase our investment in energy management systems to save on utility costs.

The CapEx increase of approximately $36 million compared to 2009 is focused in three key areas. First, new store growth in a larger number of stores in our refresh program. Next is SAP, specifically the capital needed for the development of the merchandising module and third, the notable increase in the incremental investment in EMS which I mentioned earlier. Each of these increases demonstrates an investment focused on the long term view of our business.

Based on these capital assumptions, 2010 depreciation expense is estimated to be in the range of $80 million to $85 million. This level of performance in 2010 is estimated to result in approximately $200 million of cash flow.

As mentioned in our press release this morning, based on the better than expected cash flow for 2009 and our estimated cash flow for fiscal 2010, our Board of Directors has increased our share repurchase authorization by $250 million bringing the total authorization to $400 million. We intend to utilize $150 million of the authorization to execute an accelerated share repurchase or ASR which is expected to commence during the first quarter of fiscal 2010. An estimated number of shares will be reduced from our outstanding common stock near the start of the program. The exact total number of shares repurchased under the ASR will be based on the volume weighted average price of our stock over a predetermined period and will not be known until the period ends. This level of ASR ensures a base level of cash is returned to shareholders at a discount to a straight dollar cost average approach. This level will also offset estimated dilution since our last repurchase program.

We are estimating our diluted share count to be approximately 81 million shares for fiscal 2010 which includes the ASR activity I just mentioned. The remaining $250 million will be available to opportunistically repurchase shares in the open market and/or in privately negotiated transactions at our discretion subject to market conditions and other factors. The program will be funded with current cash and cash equivalents, cash flow generated during fiscal 2010, or if needed, by drawing on our $500 million unsecured credit facility.

Turning to the first quarter, we are estimating earnings to be in the range of $0.60 to $0.65 per diluted share, a 36% to 48% increase compared to $0.44 per diluted share last year. This level of EPS is based on total sales in the range of $1.215 billion to $1.235 billion and a comp sales increase in the range of 4% to 6%. In the month of February, comps were above the high end of this guidance due to two key factors. First, a highly productive President's day ad circular and second, the significant outperformance of our one day semi-annual Friends and Family event in the last week of February. These two events and the strength of certain deals and our core business were only partially offset by the weather issues experienced during the month.

We expect our Q1 gross margin rate to be essentially flat to last year. Lower import costs, lower shrink, and a slightly lower mark downrate are expected to offset higher overall fuel costs for domestic freight this year and also remember, we did benefit last year from a favorable shrink adjustment related to the completion of physical inventories. We also expect significant SG&A leverage driven by lower advertising expense, lower insurance related costs, lower distribution transportation expense, and lower bonus expense compared to last year. Additionally, we expect store expenses will leverage at this level of comp, partially offset by higher equity expense and the increase expected in depreciation.

Additional assumptions for our Q1 guidance include minimal interest income, a tax rate similar to last year's rate of 39.5% and diluted share count in the range of 81.5 million to 82 million which includes an estimate for the ASR I mentioned earlier.

Now, for an update on our progress in real estate, I'd like to turn it over to Chuck.

 Chuck Haubiel - Big Lots, Inc. - SVP, General Counsel

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Thanks Joe. During the fourth quarter we opened nine new stores and closed 16 stores leaving us with 1,361 stores and total selling square footage of 29.2 million at the end of the year.

For the year, we opened 52 stores and closed 30 stores. Of the 52 new stores that were opened in 2009, 41 stores are what we refer to as traditional Big Lots stores, meaning in secondary or tertiary locations and primarily in strip centers. Eight of the new stores opened are what we've been referring to as "A" locations which are locations with either better co-tenant mix, better demographics or both. And three stores opened in 2009 are part of our small store test. Generally speaking, new stores openings performed very well in 2009 with "A" locations exceeding our expectations, traditional stores overall meeting our expectations and our small store test is producing mixed results. Looking towards 2010, we expect to open 80 new stores and close approximately 40 locations for net store growth of 40 stores or approximately 3%.

Looking at the breakout of what types of stores we plan to open, the availability of space for our traditional locations remains good. Rents are reasonable and we are certainly an attractive tenant as our overall business model gets stronger. We are an investment grade retailer with a rock solid balance sheet, who to my knowledge has never missed a rent payment. As you would expect all these characteristics are very appealing to landlords today. Right now, I would estimate that we would open approximately 50 traditional locations in 2010. However, we have the capacity and the cash to ramp-up this number if opportunities and rents are right for us and model out.

In terms of "A" locations, we see a meaningful opportunity for growth in 2010 and are estimating that we will open approximately 30 new "A" locations this year. This is a major step forward for our Company and has been made possible by the softening in the commercial real estate market and the strength of our improving performance over the last several years. Additionally, a higher quality and more branded merchandise assortment along with improvements in store standards and customer service have given us the confidence that we can be successful in these better locations with the new customer base that has a somewhat higher level of expectations in terms of the in-store shopping experience.

As we mentioned on our last call, results from the eight "A" locations that were in test mode in 2009 have been very encouraging. These locations, on average, have exceeded our initial sales goals by 10% to 15% and are trending to sales of a little over $4 million per store or approximately $190 per foot for their first full year. Clearly occupancy costs are higher in these locations. However, this is a potentially very profitable endeavor when modeling out a store at $190 a foot in its first year and nowhere near maturity despite low double digit rents. Putting this in perspective, when we sign a new deal, we look at the initial lease term and what level of sales and annual growth are needed to generate a financial return that exceeds our cost of capital. Based on results to date, we are well ahead of the pace needed to hit our return targets which has given us confidence to increase our CapEx budget for "A" locations in 2010.

In terms of the smaller store test, we learned a great deal about the operational aspects relating to running a smaller store and the merchandising changes or edits that are critical in this size of box. We will continue to make modifications to these three stores and monitor their progress and along the way in 2010, we may also add a couple of stores to that test.

Hopefully this is a helpful summary of our 2010 store growth targets. Also in 2010, we are moving forward with a more aggressive approach to our store refresh program. We identified 120 stores with some of the biggest upside sales opportunities and we'll be investing approximately $5 million of capital in 2010. In approximately 105 of these stores, we will be making certain layout modifications while also investing in the overall physical plant. For the other 15 stores, the layouts are fine as is but some level of capital investment is needed and is justified given the sales opportunity.You will recall that we tested this idea in approximately 20 or so stores in 2009 primarily here in Columbus. Again, we learned a great deal and now have the processes and people in place to move forward with this initiative in a more meaningful way in 2010.

We feel very good about our real estate plans for 2010 and continue to believe new store growth is the best investment available to us at this time. We believe the level of new store openings should grow in 2011 and 2012 and could reach 90 or 100 stores in those years making us a potentially 1,500 plus store chain by 2012. We see availability of space. The buyers have more than enough inventory sources to merchandise the stores, and our level of talent in the stores organization continues to grow and will be ready to run a larger chain.

We are confident in the progress and growth we can achieve in this three year view, but we believe that we are only beginning to scratch the surface. Population density studies suggest that we can grow to 2,100 to 2,200 stores someday assuming locations become available at the level of rents we can afford.

Now I'll turn it back to Steve for some closing remarks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Over the last 4 plus years we've reinvented this Company. We've taken it from a buying organization to a selling organization. We've significantly improved the merchandise content and quality, increased inventory turnover and expanded our vendor base, both in numbers and in quality. In fact, in the last two years alone we have added over a thousand new merchandise vendors. Our cost structure has never been leaner. We've made good intelligent decisions in real estate and now have a very productive portfolio. More than 98% of our stores are profitable on a four wall basis and over 99% of our stores generate positive cash flow. We've generated nearly $1.2 billion of cash, much of which we've returned to shareholders through a repurchase programs and EPS has grown to $2.37 per share compared to only $0.14 back in 2005 when we first started repositioning the business.

I've been with Big Lots coming up on five years this summer, and I firmly believe heading into 2010 we are better positioned than at any other time in my tenure with the company. Our merchandise content and the value message continues to grow stronger and stronger. Our stores have never looked better, inventories are flowing and well under control, and we continue to find smart ways to leverage our cost structure without impacting the customer.

But today I want to talk about the future and what my vision is for the Company. We are entering into a growth mode which is the next phase of our evolution. With the potential of over 2,000 stores, I see this is as a $9 billion or $10 billion business. We tend to focus our strategies and goals into three year increments which is what we are providing to you today.

Over the next three years, we see sales growth potentially in the range of 5% to 7% annually through square footage growth of 3% to 4% per year, supplemented by comp growth of 2 to 3% per year which is a similar model to what Joe just walked you through for 2010. In terms of comp growth, we are looking at a target sales productivity of $175 per foot by 2012 so the next question is how do we get there?

Our strategies today have been focused on getting a greater wallet share from our existing loyal customer base. Based on my over 30 years of retail, it's been my experience this is the quickest way to increase sales and profits, to go after the customer who shops you and knows you best. We see continued opportunity with our core customer to improve the basket in terms of AUR and units sold and frequency of visit. Looking forward, we have several strategies to build transactions both from our core customers, as well as, our infrequent customers.

First, the most important piece is merchandising content. I don't anticipate any major category adds or edits. The customer has consistently told us that they like the businesses we trade in, they want more excitement, new and different closeouts, but most of all they want extreme value.

Our marketing efforts will be more focused on driving transactions. First, is the Rewards program. As of last week, we have over 1.4 million members and the list is growing pretty rapidly each week. Today, stores with the highest amount of Rewards sign up or penetration are seeing transaction lifts in the low single digits. Later this year, we will be implementing the technology to offer our members targeted messages or promotions based on their specific buying patterns.

Next, using our ad circulars and promotional pricing to create more buzzbuilders could help us increase transactions. I believe we are seeing some validation of this strategy in the last couple of ads that we have run, both President's Day and the mid January ad. Additionally, as many of you may be aware of, we began accepting the American Express card which was effective in all stores in the last several days. It's another vehicle to market to our customers and small businesses and a program that is consistent with our real estate strategy to move forward into more "A" locations.

Maybe one of the largest opportunities to improve transactions is our stores and store operations. Specifically when you survey the infrequent customer, convenience and store appearance are the two biggest barriers to more frequent visits. Convenience speaks more to location of store and number of stores in a market which by the way we think we are addressing with store growth and potentially the "A" store strategy. But in terms of store appearance, it's shoppability, cleanliness and I might add to it customer service as well. Last week we held our semi-annual Leaders meeting and the theme of the meeting was "2010 The Year of the Store. This is a multi-year initiative and focuses on three key aspects. Ready for Business standards where we are making progress each day. Store cleanliness, recovery standards, and good merchandise presentation to make the store easy to shop. It's also customer service, meet, greet and smile which I'd be the first to admit we have not always been the best at. Talent will also play a big role as we raise the level of accountability on standards in our stores. We have recruited new talent in a number of situations at the store, district, and regional levels.

Finally, we have some capital needs in our stores as well. Chris, Chuck and Joe's team have a detailed understanding and a plan when and where we will need to invest capital over the next several years. Now, don't misinterpret this statement. We invest in capital in our stores every year to maintain our buildings. I'm talking about improvement capital, or dollars that we believe will make a difference and grow sales profitability. It's not a shocking number and clearly based on our guidance will not slow us down when talking about operating profit growth.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

So there are many different levers in terms of merchandising, basket, and transactions to potentially drive comps for the foreseeable future.

At this level of comp and sales growth, we believe that the continued SG&A leverage for the next three years could occur at a very similar rate to what we have guided for 2010. Many of the same key drivers of SG&A leverage in fiscal 2010 are expected to continue into 2011 and 2012.

The overall dollar reductions in advertising are expected to continue. We believe there are opportunities to test and further reduce our print circulation. Additionally, we anticipate leverage related to the investments we are making in our Rewards programs

In terms of utilities, the investments being made in EMS should provide leverage opportunities well into the future as a result of an increasing level of electricity savings and potentially lower overall repair and maintenance costs.

The changes in our Insurance program promote wellness that could have a longer term benefit as do the improved controls that we have established as a result of the eligibility audits. We expect insurance costs to grow at a slower rate than our expected sales growth.

Similarly, we expect future Distribution and Transportation costs and store expenses to grow but at a slower rate than our forecasted sales growth for many of the same reasons that Joe articulated in our 2010 guidance.

At a high level, we see the potential for an operating profit of 8% by fiscal 2012 driven by accelerating operating profit dollar growth in the range of 8% to 12% annually over the next three year period.

Operating profit growth coupled with the successful execution of our currently authorized $400 million share repurchase program could translate into a compounded EPS growth rate of 12% to 16% or the potential of $3.50 in EPS by fiscal 2012. As you can see, it's a pretty powerful model now that comps are moving in the right direction.

Along the way, we'll continue to invest in this business for the long term and anticipate spending in the neighborhood of $300 million to $325 million of capital over the next three years concentrated in maintenance, new store capital, store refresh capital, and continued evaluations of all of our systems and the next steps in terms of SAP. However, as I think we have demonstrated in the past, should there be additional opportunities to enhance the efficiency in our supply chain or other initiatives to drive leverage or incremental profits, we will do what is right for the business and the shareholder in the long term. Clearly our model and our excess liquidity affords us the opportunity to be flexible wherever needed.

At this level of performance and with continued investment into the business, we would estimate cash flow in the range of $650 million to $700 million over the next three years. Assuming the successful execution of our currently authorized $400 million share repurchase program, combined with the $284 million of cash we currently have on our balance sheet, we would have approximately $550 million of cash on hand and available at the end of fiscal 2012. This cash could be used for further investments in the business, or to return to shareholders or look at other investment opportunities, whatever they may be.

We are very proud of what we have accomplished as an organization over the last four plus years not only for our shareholders but our loyal associates and their families as well. Over the next three years alone we expect to add a net of approximately 140 stores or so which creates hundreds of opportunities for promotions for our best performers and potentially creates in the neighborhood of 4,000 to 5,000 jobs to do our part to help the economy grow and improve the overall employment picture. With that, I'll turn it back over to T.J.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Thanks Steve, and Joseph we would like to go ahead and open up the lines for questions at this time.

 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions) We'll go first to David Mann, Johnson Rice.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 David Mann - Johnson Rice - Analyst

 Thank you. Congratulations and appreciate all the data and detail. I'm curious, Steve, can you talk a little bit more about the success in the Buzz Club in terms of the kind of information that you are getting on your customer? Particularly the trade down or better customer that you might be seeing and how that might bode in the future where the economy might be better.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I think I'll reiterate what I shared with the market already. The average Buzz Club customer and the reason why we are continuing to be excited about the potential and spending is double what the average -- you really mean the loyalty card?

 David Mann - Johnson Rice - Analyst

 I did.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 The Buzz Club member continues to grow also too. We communicate with the Buzz Club member but the loyalty Card member is the one we are concentrated on. We have 1.4 million members today that we understand are spending about double, a little over $40 per the average customer. We are very excited about that because that is almost double what our average transaction is, and the other issue is they are coming back frequently and when they come back after their ten visits and get their one time coupon they're spending almost $100 on an average transaction at that particular point. Those things bode well and I think we have indicated where we have been able to track in some cases where we have a higher concentration of Buzz Club loyalty card members and some of the stores the early performances, the number of transactions and comp sales in those stores are up about 1% higher than the overall trend of the Company right now. So that's very, very encouraging. Now how big can loyalty be? We are going to work on it as hard as we can and as fast as we can. We have about 6.5 million Buzz Club members and I think I had mentioned before about 20% or 25% of the Loyalty Card members are Buzz Club members and three quarters of them are not. So we think we have a lot of runway in front of us there and we think that that's just a huge opportunity coupled along with the fact of going into the third quarter and adding a technology that all along was planned into the second and into the early third quarter. We are now going to be capable in the back half of the year to start communicating directly with these customers and offering them opportunities where they shop us specifically in classifications of businesses in the stores. So the question is how smart are we and how smart is our customer and what can we offer them and encourage them to shop more frequently. It's a pretty compelling opportunity.

Operator

 We'll take our next question from Dan Wewer of Raymond James.

 Dan Wewer - Raymond James - Analyst

 Thanks. Steve I was wondering if either you or Chuck can provide a little more information about the "A" stores. I appreciate the help on the first year sales volumes. I know that you have limited history with the format but can you give us a sense as to how those stores might ramp over the following three years compared to the traditional stores and then also recognize the returns are better than you had expected. Can you talk about targeted operating margins at least relative to the traditional stores given their rent expense is going to be higher?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Hey, Dan. This is Joe. I'll take it. First, we don't have a number of years experience on the "A" stores. I can tell you in the pro forma, we certainly would expect those to ramp-up consistent with the other stores, but they are starting out at a higher volume. From a comp perspective, we don't have more aggressive comp assumptions around those but the volume expectations initially are higher because of the demographics. From an operating margin perspective, we certainly have internal models, but we don't put various models out on the Street. So I can't answer that for you.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 If you shop the store, Dan, though, and it's early, clearly we made some conscious decisions of businesses that we think are important for us to grow and I have been consistent to talk about it with new Seasonal in the front of the store, the margins associated with that are better than our overall average model and interestingly enough, the Furniture business tends to be doing well and the Home business. Those three businesses have been the major call outs in all of the businesses although from a pure volume standpoint, every single business is doing more business than the average store is doing. So certainly we are encouraged but we need a little bit more time. But I say we need more time, and on the other hand, we are going to try to open 30 of 80 stores in those locations, so we are not afraid of them.

Operator

 Charles Grom of JPMorgan has our next question.

 Charles Grom - JPMorgan - Analyst

 Good morning. The question on the month to date trends you said were better than the 4% to 6% which on a two year basis is a nice tick up. I am wondering if you can flush out which categories are accelerating relative to the fourth quarter and then, Steve, you said something that peaked my interest in terms of I'm not going to say this right, but something about the higher AUR doing a little bit better, better higher price points and that's different than what we've heard in the past. I was wondering if you could flush out both of those issues for us. Thanks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Yes. It's interesting actually the acceleration in February is the businesses that we came out of in January in the fourth quarter that we talked about. There's no real change other than Furniture business continues to be really good. So that's very exciting and is good and better in February than it was in January, and I think I alluded to that from the Friends and Family event which is a one day event which clearly impacted the month of February, but it was strong throughout the entire month as things went on and again it's across the board like I talked about. Case goods is decent. Upholstery is really good, so those are all very exciting issues to us, and then of course I won't get into the details. Dining is good, and chairs and things like that. People are spending money where there's great value. Seasonal is decent and where there's great value it's the same thing there. The bigger items are doing quite well particularly patio sets, gazebos, it's like I'm just repeating myself season to season but those are the things that are really resonating.

We had weather in February too in a number of markets and I'm not using this as an excuse. No one say that Big Lots used weather as an excuse. We didn't talk about it. It is what it is, but clearly in the warmer weather climate areas where we said earlier about 400, 450 stores you take California, Florida, Arizona, Las Vegas, those kinds of things, business was good in Seasonal. So we feel particularly strong there. Home continued good. It was really a repeat of what I said in the fourth quarter only at even higher comp levels. The AUR I alluded to really I feel kind of bad that you took that as something that was special. We were talking about higher average unit retails and better values consistently. It's all about the Raise the Ring program. I just have not said that term in about a year or a year and a half. We have constantly been selling better quality merchandise at higher active average unit retails and our business is not about price. It's about value. I'll continue to say it as long as the Board lets me continue to be here and I can scream it. The average unit retails on our floor today are better values than they've ever been before but they are probably slightly higher than they were before or at least what we are selling is slightly higher than what it was before in Furniture, in Seasonal, in Home, in Hard goods. It's across the board.

Operator

 Moving on we'll take our next question from Jeff Stein of Soleil Securities.

 Jeff Stein - Soleil Securities - Analyst

 Just a follow-up on that. Looking at your accelerated comp trend coming out of the fourth quarter, you are talking about AUR going up but average dollar transaction and traffic are you beginning to see traffic accelerate and do you think that customer is going to stay with you coming out of as the economy begins to strengthen?

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Jeff, it's TJ. A couple things. In the prepared comments we believe going forward we have strategies in place really to try to address both basket through the Raise the Ring strategy that Steve mentioned but, as well as, transactions. We'll stay consistent and not break that out or report those numbers on a quarterly basis, but clearly I think we articulated a number of different things that we think can impact both in a positive manner. On the trend comment I would just add on to what Steve said and you and I have talked about this on a number of occasions in the past that discretionary item or discretionary purchases is really starting to resonate with the customer where they took roughly a year off and didn't really look at discretionary purchases particularly in Home and in some of the Furniture businesses, now they are looking at it and clearly we have been highly leveraged to benefit from that. And that's probably some of the benefit we are seeing today.

 Jeff Stein - Soleil Securities - Analyst

 Got it. And housekeeping really quickly AP leverage and number of circulars. Is the AP leverage a one-time event, a timing issue and number of circulars year on year?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 AP leverage improvement in 2009 was a one-time event as we worked with our vendors on vendor terms. Going to that 42% was great progress, but we are, in our guidance is a flat AP leverage ratio for 2010.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 That circular year-over-year is similar currently.

Operator

 We'll take our next question from Meredith Adler of Barclays Capital.

 Meredith Adler - Barclays Capital - Analyst

 Hey, thanks very much. I was wondering if we could just dive a little bit more into the gross margin? It seems to me that you will have an easier comparison on mix in the first half, and I was also wondering if you have already contracted for your import transportation and freight or is there any potential for that to not be as perhaps as high as you are forecasting?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Meredith are you talking about ocean or domestic import freight when you say contract?

 Meredith Adler - Barclays Capital - Analyst

 Ocean.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Meredith, any one of us can answer that question. I mean you are probably, I assume you are kind of getting to what you are hearing in the marketplace. There's challenges for everybody in the United States on import container freights. The Orient and the shipping companies have decided that -- they haven't made the kind of money they wanted to make over the last year whether they have contracts with you or they don't have contracts with you. The simple answer is yes, we have contracts and we have rates that are higher than they were last year as probably everybody does, and it's an important part of our business, but there's a cost associated with it and that's baked into the margin and that will put pressure on margin because of the elevated cost. There's no one who is not going to be importing at a higher cost this year. The cost associated with the shipping from the Orient, from Asia is just going up and that is all there is to it and they put a tremendous amount of pressure on the retailers here, but I think we have some pretty good partners over there that understand how we do business here and Chuck has been specifically involved with our Global Sourcing people and in fact was probably over in Asia two weeks ago because of it and we are back on track with everybody. But that is going to put pressure on initial markup. The overall maintenance of margins and the mix of business, hopefully will be somewhat favorable but it will be offset by distribution freight fuel costs whether they are domestic or import to be quite honest with you. Is that probably a pretty good answer?

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 It's fair. Steve, pretty well summed it up. We have had some longstanding business partners and our Global Sourcing department has been able to hold things together but you'll hear from other retailers where it's a year probably unlike any other year.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Meredith, to tack on your question about easy compares the first half of the year on gross margin, we are guiding to flat and offsetting that as Steve mentioned we have higher domestic freight really driven by fuel and then also we reminded you in our prepared comments about last year's shrink adjustment, favorable shrink adjustment in the first quarter so we are lapping that.

Operator

 Our next question comes from Patrick McKeever of MKM Partners.

 Patrick McKeever - MKM Partners - Analyst

 Thanks. Good morning, everyone.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Good morning.

 Patrick McKeever - MKM Partners - Analyst

 I was wondering if you could talk about the big furniture closeout deal that is in the stores right now and what kind of impact you think that might have on the first quarter and what you are seeing from a sales standpoint in that deal and what you see kind of coming down the pipe just in general for the year, for 2010, in some of the bigger closeout opportunities that might be there? Not the stuff, not the smaller deals across the store that you certainly seem to have plenty of but perhaps some of the bigger deals. Where might those come from as the year progresses.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, Patrick, clearly our business model wouldn't allow us to give you that information from a competitive standpoint. I can only say to you and reiterate what I said before. The deal environment is good and it's vibrant. You noticed that we had again a national branded closeout deal that is in our stores right now. It's way too early since it's the latest piece that has come in and set since we weren't, we were under the guise and we may or may not get and we don't know it from year to year. We put together what we are calling personally inside our Company, a road show. A great value of Upholstery, Case goods, a Mattress, one particular mattress and it's absolutely resonating with the consumer a great value and doing quite well. The national branded closeout deal that you are seeing in the stores is at the highest retails we've ever had before and is a higher unit retail than last year's program was and as we sell down in some of the other inventory, we'll probably be capable of understanding how well it's doing in the next quarter conference call.

There are big deals coming. There are big deals that you don't see in the stores, there are big deals that are on the way right now and there are big deals that are planned for the second and into the early third quarter, quite honestly, but I won't share them with you or anybody else. We'll let our competition see them in the stores when they hit. But they are big and they are good and they will resonate with the consumer. We've got actually slightly more visibility further out than I think we've had for a while. So it's one of the reasons why we feel good, and I will answer that before that question is asked the same way I've responded all along. As things get better and business gets better, the deals tend to get better as people spend more money on capital, they feel more comfortable at making changes. So although it's not anywhere near where we'd like it to be, it never will be, it's good.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

Operator

 Our next question comes from Laura Champine Cowen & Company.

 Laura Champine - Cowen & Co. - Analyst

 Good morning and congratulations and thanks for laying out the plan, and I think you did a good job of addressing where you get the SG&A leverage this year but the past from 7.2% to 8% how do you keep controlling and reducing your SG&A expense as a percentage of sales over the next two years beyond this year?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 I'll tell you, Laura, we give you a little bit and you just want a little bit more, don't you? Laura, I know you haven't had a chance to digest the transcript because we just went through those comments but Steve has some thoughts in the back that talks about the areas of advertising, utilities, distribution transportation, and stores. There are initiatives in place that we believe will carry through past 2010, but specifics again we think we provide a lot of detail for the current year and we give a broad roadmap in the future but that's all we'll provide at this point.

Operator

 Looks like we have a follow-up question from Jeff Stein, Soleil Securities.

 Jeff Stein - Soleil Securities - Analyst

 Guys, question, I was wondering if you can perhaps talk a little bit about your point of view on insider selling? I noticed the filings in recent days.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I'll take that one. Jeff, I find it interesting. I've been reading more and more about the up ticks in stocks and the fact that insider selling has increased pretty significantly over the past few months. I have a pretty simple view that's been very very consistent as it relates to our Company. This particular team has taken the stock from $11 to where it's at today, and I think that they deserve to be compensated for all their hard work. Associates are going to sell stock from time to time, and I am also. As the CEO of the Company I've been able to accumulate a pretty significant ownership position and as I have last year, the year before and I will do again, enter into a systematic plan to monetize some of my holdings over the next several quarters and years quite honestly. My view of the potential of this Company has probably never been more optimistic, but I feel I have got an obligation to prudently execute financial planning for the security of me and my family as probably everybody out there feels the same.

Operator

 Moving on our next question comes from Ronald Bookbinder of Global Hunter Securities.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 Good morning and congratulations.

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 On the "A" stores, the first year volumes are really nice. What is driving that? Is is that average unit retail? Is it units per transaction? Is it traffic? Are you merchandising those stores any different going more after discretionary items than consumables?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 The content of the inventory, Ron, is basically the same. I hear this from friends and family and everybody all the time. I only shop one store not another store because it's got more, it's got less. The actual content is really the same. The location is different, how we present it and we market it and the store is slightly different and clearly we spend a little bit more capital up front to address the marketing strategy. I've said for a long time that maybe one of the most important investments we make is the marketing inside of our stores because our customer shops us and shops us for deals and excitement and things that they don't expect to see. So from that perspective, it's basically the same. Although because we are selling more Furniture, because we are selling more Home and because we are selling more Seasonal, the average unit retail is higher in those locations.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 And seasonal is set up front.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Right. And another outfit is not. So the mix, the mix is the same but the presentation as Steve said is a little different to cater to that expected customer and to answer your question about just overall volume, we don't have transaction comparisons year-over-year, but they are placed, these "A" locations should be in power strips, should have other traffic driving retailers around you and also higher population density and demographics to drive that, the number of footsteps into the store and drive transactions.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 If I can just add to that, Ron, it's interesting because everyone that we talked to that is in one of our "A" stores will give you a different impression. All of the stores we opened have new floors. All the stores we opened have new lights. It's interesting because they will walk in and they just feel the store is different. It's a different shopping experience without really focusing on what the merchandise is. It just feels different and we think a lot of that is in the neighborhood that it is in versus more of a destination and kind of a strip center.

Operator

 Moving on our final question today will come from Anthony Lebiedzinski of Sidoti & Company.

 Anthony Lebiedzinski - Sidoti & Co. - Analyst

 Yes. Good morning. Thanks for taking the questions. Just wondering when you look at your loyalty card customer, how often does that customer shop in your store versus all other customers? And just also as far as store openings what areas of the country are you targeting? Thanks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

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Final Transcript
Mar. 03. 2010 / 8:00AM ET, BIG - Q4 2009 Big Lots, Inc. Earnings Conference Call

 Well, the Rewards information is too fresh and too new. It wouldn't even be worthwhile sharing but it's a fair question to ask and maybe next quarter after we have six months worth of history we'll share that transaction information for you. That is a good question. We know they shop more frequently. Let me give you specifics when we have some level of a trend. You want something that you can sink your teeth in. As far as stores go and the level of the country they are all over.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Right. And as you might expect, East Coast, West Coast primarily. Obviously given our history where we have a higher density of stores, we are moving into new areas, but primarily just like the last couple of years, almost a U shape around the US from the West Coast down in the Southeast and West and back up.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Fair amount of East Coast. We would love more penetration in the East Coast and more in the Northeast and a few more in Florida too. But it is the U shape that we've talked about before.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Joseph if we are seeing no further questions in the queue. We would like to end the call. We look forward to talking with you in May.

Operator

 Thank you very much. Ladies and gentlemen, thank for your participation in today's conference call. A replay of the call can be accessed from 11;00 a.m. Eastern time today until March 17, at 12;59 p.m. Eastern time. It can be accessed by dialing 1(888)203-1112. Again the replay for today's conference can be accessed from today 11;00 a.m. Eastern time until March 17, at 12;59 Eastern time at (888)203-1112. Again thank you for your participation and this does conclude today's event.

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